Exhibit 4.11
DESCRIPTION OF SECURITIES
Description of Capital Stock

General

The following is a summary of information concerning capital stock of CEA Industries Inc. (the “Company”) as of April 30, 2026. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Company’s Articles of Incorporation, as amended (the “Charter”), the certificate of designations of preferred stock and Amended and Restated Bylaws (the “Bylaws”) and are entirely qualified by these documents.

Common Stock

The Charter currently authorizes us to issue up to 200,000,000 shares of common stock.

Subject to prior dividend rights of the holders of any shares of issued and outstanding preferred stock of the Company, holders of shares of common stock are entitled to receive dividends when, as and if declared by the Company’s board of directors (the “Board”) out of funds legally available for that purpose.

Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of common stock do not have cumulative voting rights. The holders of a majority of the shares of common stock present and entitled to vote in the election of directors can elect all directors standing for election.

In the event of any liquidation, dissolution or winding up of the Company, after the satisfaction in full of the liquidation preferences of holders of any shares of issued and outstanding preferred stock, holders of shares of common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of common stock are not currently entitled to pre-emptive rights.

The issued and outstanding shares of common stock are fully paid and non-assessable. Any additional shares of common stock that the Company may issue in the future will also be fully paid and non-assessable.

Preferred Stock

The Charter authorizes us to issue up to 25,000,000 shares of undesignated preferred stock, par value $0.00001. We may issue preferred stock from time to time in one or more series, without shareholder approval, when authorized by the Board. No shares of preferred stock are outstanding.

The specific terms of any series of preferred stock will be governed by the Charter and by the certificate of designations relating to that series. The Board has the right, without prior approval of the holders of common stock, subject to any rights of currently issued preferred stock, to specify any and all terms of a series of preferred stock, including the rank, dividend and distribution rights, voting rights, liquidation rights and redemption, conversion and preemption rights. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control of us, all without further action by our stockholders.

Public Warrants

On February 10, 2022, we issued in a public offering (the “February 2022 Offering”) an aggregate of 5,811,138 warrants to investors (the “Public Warrants”). The Public Warrants are traded on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “BNCWW”. The Public Warrants are exercisable for shares of our common stock, and all of such shares currently are registered for issuance upon the exercise of the Public Warrants.

Currently, the aggregate number of shares of common stock that may be acquired upon exercise of the Public Warrants is 5,811,138 shares of common stock.

Form. The Public Warrants will be issued in electronic book-entry form to the investors.

Exercisability. The Public Warrants are exercisable at any time after their original issuance, and at any time up to the date that is five years after their original issuance. The Public Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the Public Warrants under the Securities Act of 1933, as amended (the “Securities Act”), is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the Public Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Public Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant agent agreement for the Public Warrants. No fractional shares of common stock will be issued in connection with the exercise of a Public Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the Public Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Public Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the Public Warrants is $5.00 per share of common stock. The exercise price is also subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the Public Warrants may be offered for sale, sold, transferred or assigned without our consent.

Fundamental Transactions. In the event of a fundamental transaction, as described in the warrant agent agreement for the Public Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Public Warrants will be entitled to receive upon exercise of the Public Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Public Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the warrant agent agreement for the Public Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Public Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Public Warrant.

Representative’s Warrants

Upon closing of the February 2022 Offering, we issued to the Representative of the underwriters, and its designees, as compensation, warrants to purchase up to 290,557 shares of common stock (the “Representative’s Warrants”), which was equal to 5% of the aggregate number of shares of common stock sold in the February 2022 Offering. The Representative’s Warrants are exercisable at a per share exercise price of $5.1625. The

Representative’s Warrants are five-year warrants, exercisable at any time and from time to time, in whole or in part, commencing 180 days from the effective date of the registration statement of the February 2022 Offering. The exercise price and number of shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

The Representative’s Warrants have a one-time demand registration right that may be exercised within five years from the effective date of the registration statement for the aforementioned offering and unlimited piggyback registration rights provided they will not be exercised after seven years from the effective date of the registration statement for the aforementioned offering. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Representative’s Warrants other than underwriting commissions incurred and payable by the holders.

Pre-Funded Warrants

On July 28, 2025, the Company entered into securities purchase agreements with a group of institutional and accredited investors (the “Securities Purchase Agreements”) in a private placement offering (the “July 2025 Offering”), pursuant to which it issued and sold shares of common stock and various classes of warrants, including 7,750,510 pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of common stock (the “Pre-Funded Warrant Shares”). The Pre-Funded Warrants are subject to the registration rights agreement described below. The Pre-Funded Warrants are exercisable at a per share exercise price of $0.00001. The Pre-Funded Warrants are exercisable at any time and from time to time, in whole or in part. The Pre-Funded Warrants provide for cashless exercise. The exercise price and number of shares issuable upon exercise of the Pre-Funded Warrants may be adjusted in certain circumstances, including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. The Pre-Funded Warrants provide for various penalties payable by the Company if it does not timely deliver the common stock issuable on exercise, and issuances upon exercise are subject to a 4.99% or 9.99% blocker provision.

Stapled Warrants

On July 28, 2025, the Company entered into the Securities Purchase Agreements in the July 2025 Offering, pursuant to which it issued and sold shares of common stock and various classes of warrants, including 49,504,988 stapled warrants (warrants issued together with shares of common stock) (the “Stapled Warrants”) to purchase shares of common stock (the “Stapled Warrant Shares”). The Stapled Warrants are subject to the registration rights agreement described below. The Stapled Warrants are exercisable at a per share exercise price of $15.15. The Stapled Warrants are three-year warrants, exercisable at any time. The exercise price and number of shares issuable upon exercise of the Stapled Warrants may be adjusted in certain circumstances, including in the event of share capitalization, stock splits, stock dividends and other typical adjustments. Issuances upon exercise are subject to a 4.99% or 9.99% blocker provision. The Company may require the holders of the Stapled Warrants to exercise the Stapled Warrants in full if the daily volume-weighted average price of the shares has exceeded 200% of $10.10 for any twenty days within a thirty-day trading period. The Stapled Warrants are traded on the Nasdaq under the symbol “BNCWZ”.

Strategic Advisor Warrants

On August 5, 2025, the Company entered into the strategic advisor agreements with each of 10X BNB Cayman Sponsor and YZi Management Labs Ltd. (the “Strategic Advisors”). As compensation, the Company issued the Strategic Advisor warrants (the “Strategic Advisor Warrants”) to purchase up to 6,930,697 shares of common stock (the “Strategic Advisor Warrant Shares”). The Strategic Advisor Warrants are subject to the Registration Rights Agreement (as defined below). The Strategic Advisor Warrants are exercisable at a per share exercise price equal to the par value of our common stock. The Strategic Advisor Warrants are five-year warrants, exercisable at any time and from time to time, in whole or in part. The exercise price and number of shares issuable upon exercise of the Strategic Advisor Warrants may be adjusted in certain circumstances, including in the event of stock splits, stock dividends and other typical adjustments. The Strategic Advisor Warrants provide for cashless exercise if the underlying shares of common stock are not registered for resale by the holder. The Strategic Advisor Warrants provide for various penalties payable by the Company if it does not timely deliver the common stock issuable on exercise, and issuances upon exercise are subject to a 4.99% or 9.99% blocker provision.

2025 Registration Rights

In connection with entering into the Securities Purchase Agreements in the July 2025 Offering, the Company entered into a registration rights agreement dated July 28, 2025, as amended on September 3, 2025 (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a registration statement with the U.S. Securities and Exchange Commission within 30 days of the closing of the July 2025 Offering registering the resale of the common stock, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, the Stapled Warrants, the Stapled Warrant Shares, the Strategic Advisor Warrants and the Strategic Advisor Warrant Shares sold in the July 2025 Offering. The Registration Rights Agreement provides for substantive cash penalties due to the investors if any of the obligations to register shares are not fulfilled on a timely basis. The Registration Rights Agreement provides for typical securities indemnification to the holders in respect of the registration statement.

Asset Manager Warrants

On August 5, 2025, the Company entered into an asset management agreement with 10X Capital Partners LLC (the “Asset Manager”). As compensation, the Company issued the Asset Manager warrants (the “Asset Manager Warrants”) to purchase up to 990,099 shares of common stock. The Asset Manager Warrants are exercisable at a per share exercise price equal to $10.23. The Asset Manager Warrants are five-year warrants, exercisable at any time and from time to time, in whole or in part. The exercise price and number of shares issuable upon exercise of the Asset Manager Warrants may be adjusted in certain circumstances, including in the event of stock splits, stock dividends and other typical adjustments. The Asset Manager Warrants provide for cashless exercise if the underlying shares of common stock are not registered for resale by the holder. The Asset Manager Warrants provide for various penalties payable by the Company if it does not timely deliver the common stock issuable on exercise, and issuances upon exercise are subject to a 4.99% or 9.99% blocker provision.